Exhibit 99.1
AAON REPORTS EARNINGS & BACKLOG FOR THE THIRD QUARTER OF 2020

TULSA, OK, November 5, 2020 - AAON, INC. (NASDAQ-AAON), today announced its results for the third quarter of 2020.

Financial Highlights:	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2020	2019	Change	2020	2019	Change
	(in thousands, except share and per share data)			(in thousands, except share and per share data)
Net sales	$134,772	$113,500	18.7%	$397,851	$346,759	14.7%
Gross profit	40,848	27,410	49.0%	121,926	83,044	46.8%
Gross profit %	30.3%	24.1%		30.6%	23.9%
Selling, general and admin. expenses	$14,716	$12,374	18.9%	$45,869	$38,963	17.7%
SG&A %	10.9%	10.9%		11.5%	11.2%
Net income	20,460	14,290	43.2%	60,117	36,438	65.0%
Net income %	15.2%	12.6%		15.1%	10.5%
Effective Tax Rate	21.8%	4.9%		21.1%	16.8%
Earnings per diluted share	$0.38	$0.26	46.2%	$1.14	$0.69	65.2%
Diluted average shares	53,151,295	52,722,127	0.8%	52,955,049	52,624,583	0.6%

	September 30,	December 31,	%
	2020	2019	Change
	(in thousands)
Backlog	$84,885	$142,747	(40.5)%
Cash & cash equivalents & restricted cash	78,601	44,373	77.1%
Total current liabilities	61,506	56,028	9.8%

Gary Fields, CEO, said "We are pleased to report that our net sales for the third quarter were an all-time record for any quarter in our Company’s history. I am especially proud we achieved these results despite a slow start to the quarter due to a planned maintenance shutdown at our Tulsa facilities during the beginning of July. In addition, the continued challenges presented by the COVID-19 pandemic resulted in higher medical expenses. Our third quarter results demonstrate the ongoing progress in our transition from entrepreneurial leadership to a collaborative team-based management approach and validate our Company’s capability to produce great results even through challenging times. It should also be noted that the record sales along with favorable raw material costs and improved productivity had a significant impact on our gross profit, which increased to 30.3% from 24.1% for the corresponding quarter a year ago."

Mr. Fields continued, "The outlook for 2021 continues to present a lot of uncertainty. The Architecture Billings Index has been down for several months, indicating a decline in construction, which may start to impact the new nonresidential construction market in late 2020. Although construction may decline, our equipment is uniquely positioned to address COVID challenges by providing heightened filtration and sanitation through the use of MERV 13 filters, UV lights and bi-polar ionization installed in the factory. We are beginning to see increases in raw materials costs, which we are offsetting in part with our previously announced price increase, which will be effective January 2021. With approximately 50% of our total sales already represented by the replacement market, we are confident of our ability to grow our market share in the replacement market while we continue to pursue opportunities in the new construction market. With our improved lead times, we have been able to continue our planned reduction of our backlog to a more manageable level and we believe this will also allow our order intake to stay consistent but do not see significant growth opportunities in the near term."

Mr. Fields added "Our financial condition remains strong as evidenced by our current ratio of 3.7:1 at September 30, 2020. We had unrestricted cash and cash equivalents of $70.6 million as of September 30, 2020. Our capital expenditures during the nine months ended September 30, 2020 were $49.0 million, as compared to $30.8 million for the same period a year ago, and we anticipate our full-year 2020 capital expenditures will total approximately $73.2 million, with $41.3 million directed to our new facility in Longview Texas."

Mr. Fields concluded, "Our expansion project at our Longview, Texas facility is nearing completion and the new building is expected to be operational by January 2021. This project will not only add 220,000 square feet of additional capacity to the Longview facility, but will also create additional space and capacity at our Tulsa facility for future growth potential."

The Company will host a conference call today at 4:15 P.M. (Eastern Time) to discuss the third quarter 2020 results. To participate, call 1-833-634-8218 (code 1233199); or, for rebroadcast available through November 12, 2020, call 1-855-859-2056 (code 1233199).

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Forward-Looking Statements
Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties, including risks related to the impact of the error correction, that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Jerry R. Levine
Phone: (914) 244-0292
Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands, except share and per share data)
Net sales	$134,772	$113,500	$397,851	$346,759
Cost of sales	93,924	86,090	275,925	263,715
Gross profit	40,848	27,410	121,926	83,044
Selling, general and administrative expenses	14,716	12,374	45,869	38,963
Loss (gain) on disposal of assets	1	6	(61)	296
Income from operations	26,131	15,030	76,118	43,785
Interest income, net	10	9	90	49
Other income (expense), net	15	(7)	20	(16)
Income before taxes	26,156	15,032	76,228	43,818
Income tax provision	5,696	742	16,111	7,380
Net income	$20,460	$14,290	$60,117	$36,438
Earnings per share:
Basic	$0.39	$0.27	$1.15	$0.70
Diluted	$0.38	$0.26	$1.14	$0.69
Cash dividends declared per common share:	$—	$—	$0.19	$0.16
Weighted average shares outstanding:
Basic	52,260,551	52,111,444	52,174,705	52,086,209
Diluted	53,151,295	52,722,127	52,955,049	52,624,583

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	September 30, 2020	December 31, 2019
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$70,603	$26,797
Restricted cash	7,998	17,576
Accounts receivable, net of allowance for credit losses of $546 and $353, respectively	62,195	67,399
Income tax receivable	3,914	772
Note receivable	29	29
Inventories, net	78,819	73,601
Prepaid expenses and other	1,973	1,375
Total current assets	225,531	187,549
Property, plant and equipment:
Land	3,804	3,274
Buildings	115,600	101,113
Machinery and equipment	267,763	236,087
Furniture and fixtures	18,342	16,862
Total property, plant and equipment	405,509	357,336
Less: Accumulated depreciation	196,631	179,242
Property, plant and equipment, net	208,878	178,094
Intangible assets, net	97	272
Goodwill	3,229	3,229
Right of use assets	1,618	1,683
Note receivable	560	597
Total assets	$439,913	$371,424

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	16,038	11,759
Accrued liabilities	45,468	44,269
Total current liabilities	61,506	56,028
Deferred tax liabilities	22,973	15,297
Other long-term liabilities	4,191	3,639
New market tax credit obligation	6,351	6,320
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,264,801 and 52,078,515 issued and outstanding at September 30, 2020 and December 31, 2019, respectively	209	208
Additional paid-in capital	8,175	3,631
Retained earnings	336,508	286,301
Total stockholders' equity	344,892	290,140
Total liabilities and stockholders' equity	$439,913	$371,424

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2020	2019
Operating Activities	(in thousands)
Net income	$60,117	$36,438
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,971	17,627
Amortization of debt issuance cost	31	—
Provision for losses on accounts receivable, net of adjustments	193	91
Provision for excess and obsolete inventories	1,776	1,003
Share-based compensation	8,546	9,854
(Gain) loss on disposition of assets	(61)	296
Foreign currency transaction loss (gain)	18	(17)
Interest income on note receivable	(19)	(19)
Deferred income taxes	7,676	3,614
Changes in assets and liabilities:
Accounts receivable	5,011	(2,096)
Income taxes	(3,142)	2,283
Inventories	(6,994)	(4,014)
Prepaid expenses and other	(598)	(513)
Accounts payable	3,654	782
Deferred revenue	1,128	263
Accrued liabilities	688	4,991
Net cash provided by operating activities	96,995	70,583
Investing Activities
Capital expenditures	(48,955)	(30,831)
Proceeds from sale of property, plant and equipment	61	68
Investment in certificates of deposits	—	(6,000)
Maturities of certificates of deposits	—	6,000
Principal payments from note receivable	38	39
Net cash used in investing activities	(48,856)	(30,724)
Financing Activities
Stock options exercised	18,519	11,283
Repurchase of stock	(21,390)	(15,437)
Employee taxes paid by withholding shares	(1,130)	(1,023)
Cash dividends paid to stockholders	(9,910)	(8,303)
Net cash used in financing activities	(13,911)	(13,480)
Net increase in cash, cash equivalents and restricted cash	34,228	26,379
Cash, cash equivalents and restricted cash, beginning of period	44,373	1,994
Cash, cash equivalents and restricted cash, end of period	$78,601	$28,373